As filed with the Securities and Exchange Commission on
                        June 25, 1998.

                                                 File No. 70-09033


                   UNITED STATES OF AMERICA
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
    ___________________________________________________________

                  AMENDMENT NO. 5 (U-1/A) TO
             FORM U-1 APPLICATION OR DECLARATION

                           UNDER

       THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                      Sempra Energy
                      101 Ash Street
                San Diego, California 92101

    (Name of company or companies filing this statement and address of principal executive offices)

                          None

  (Name of top registered holding company parent of each applicant or declarant)


Richard D. Farman                         Stephen L. Baum
President and Chief Operating Officer     President and Chief
                                          Executive Officer


Pacific Enterprises                       Enova Corporation
555 West Fifth Street, Suite 2900         101 Ash Street
Los Angeles, California 90013-1001        San Diego, California
(213) 895-5000                            (619) 696-2000

          (Name and address of agents for service)

   ___________________________________________________________

    The Commission is requested to send copies of all notices, orders and communciations in connection with this Application to:

                        Ruth S. Epstein, Esq.
                        Covington & Burling
                        1201 Pennsylvania Avenue, N.W.
                        P.O. Box 7566
                        Washington, D.C. 20044-7566

                      UNITED STATES OF AMERICA

                SECURITIES AND EXCHANGE COMMISSION


Sempra Energy                        )
                                     )     File No. 70-9033
Amendment No. 5 To Application On    )
Form U-1 Of Sempra Energy            )

                          INTRODUCTION

          This amendment is being filed to report that the Federal Communications Commission (the "FCC") has granted the applications for permanent authorizations referred to in Amendment No. 4 to Sempra Energy's Application on Form U-1, under Item 4. Regulatory Approvals, paragraph E. Temporary authorizations, which permitted the Transaction to be consummated, had previously been granted and were reported in Amendment No. 4.
          With respect to two of these applications, which were filed on FCC Form 415, the authorizations are filed herewith as Exhibits D-15 and D-16. With respect to the remaining two applications, which were filed on FCC Form 703, the applicants were notified orally by FCC staff that these applications were granted. While the FCC does not issue official grant notices with respect to this Form, the FCC has issued new licenses reflecting these authorizations.

   Item 6.     Exhibits and Financial Statements

     The following exhibits are filed with this Amendment.

D-11
Application on Form 415 of San Diego Gas & Electric Company (not including information provided in response to supplemental FCC requests)

D-12
Application on Form 703 of San Diego Gas & Electric Company not including information provided in response to supplemental FCC requests)

D-13
Application on Form 415 of Southern California Gas Company (not including information provided in response to supplemental FCC requests)

D-14
Application on Form 703 of Southern California Gas Company (not including information provided in response to supplemental FCC requests)

D-15
FCC Approval of San Diego Gas & Electric Company Form 415

D-16
FCC Approval of Southern California Gas Company Form 415


                            SIGNATURE

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this Amendment to the Application to be signed on its behalf by the undersigned thereunto duly authorized.

                           SEMPRA ENERGY


Date:  June 24, 1998       By:   /s/Frederick E. John
                              --------------------------
                                   Frederick E. John